EXHIBIT 99.1

For Immediate Release April 22, 2013	Contacts: Debbie Hancock (Investor Relations) 401-727-5401
Wayne Charness (News Media) 401-727-5983

Hasbro Reports Growth for the First Quarter 2013
Revenues, Operating Profit and Earnings Per Share
Increase Year-over-Year Absent Charges

•
Net revenues increased 2% to $663.7 million for the first quarter 2013 versus $648.9 million for the first quarter 2012; U.S. and Canada segment up 4%; International segment flat; Entertainment and Licensing segment up 5%;

•	Operating Profit increased 47% to $39.6 million, excluding $28.9 million in charges associated with restructuring actions in 2013 and $11.1 million in 2012;
•
Net earnings increased 30% to $6.6 million or $0.05 per diluted share, excluding the restructuring charges and favorable tax adjustments of $5.5 million in the first quarter 2013 and restructuring charges in 2012;

•	As reported, first quarter 2013 net loss of $6.7 million, or ($0.05) per diluted share compared to a first quarter 2012 net loss of $2.6 million, or ($0.02) per diluted share;
•	The Games, Girls and Preschool categories grew in the quarter;
•	Growth across vast majority of Franchise Brands; Greater than 30% revenue growth in MY LITTLE PONY, MAGIC: THE GATHERING and PLAY-DOH; MARVEL up more than 20%.

Pawtucket, RI (April 22, 2013) -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the first quarter 2013.  Net revenues for the quarter increased 2% to $663.7 million compared to $648.9 million in 2012.  First quarter 2013 net revenues include a negative $3.3 million impact of foreign exchange.

As reported, the net loss for the first quarter 2013 was $6.7 million, or ($0.05) per diluted share compared to a net loss of $2.6 million, or ($0.02) per diluted share, in 2012.  The first quarter 2013 was a 13-week period compared to the first quarter 2012 which was a 14-week period.

As adjusted, net earnings for the first quarter 2013 increased 30% to $6.6 million, or $0.05 per diluted share. This excludes pre-tax charges of $28.9 million, or $0.14 per diluted share, associated with previously disclosed restructuring actions as well as favorable tax adjustments of $5.5 million, or $0.04 per diluted share.  First quarter 2012 net earnings were $5.1 million, or $0.04 per diluted share, excluding $11.1 million, or $0.06 per diluted share, of restructuring charges.

"We entered 2013 with a heightened focus on our brands, organization and profitability, and delivered a good start to the year.  In the first quarter, our global Hasbro teams generated revenue growth and strong underlying profitability growth," said Brian Goldner, Hasbro's President and Chief Executive Officer.  "We are creating innovative consumer experiences across our brand blueprint globally while improving efficiencies and focus throughout our business.  Our emerging markets continued to post double-digit revenue gains while the U.S. and Canada team delivered another quarter of revenue growth backed by profitability improvement.  The re-invention of our Games business led to another quarter of revenue growth in the Games category while brand innovation and new initiatives delivered gains in the Girls and Preschool categories."

Cost Savings Initiative

As previously announced, the Company is undertaking a cost savings initiative designed to better align resources and costs while targeting $100 million in annual savings by 2015.

During the first quarter 2013, the Company incurred $28.9 million in pre-tax charges, or $0.14 per diluted share, associated with this initiative. The Company currently expects full year charges of $30 to $35 million, prior to potential pension charges.  Potential pension charges could be up to $10 million dependent on the type of benefit payments pension participants request during the remainder of 2013.

Gross savings for 2013 are now expected to be $45 to $48 million, resulting in expected net savings of $13 to $15 million for the full-year, prior to potential pension charges.

First Quarter 2013 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit (Loss) ($ Millions)
	Q1 2013	Q1 2012	% Change	Q1 2013	Q1 2012	% Change
U.S. and Canada	$342.1	$329.0	+4%	$37.7	$14.4	+162%
International	$289.8	$289.7	--	$(4.5)	$(5.1)	+11%
Entertainment and Licensing	$30.8	$29.3	+5%	$5.3	$7.7	-32%

Note:  2013 restructuring charges are primarily in Corporate and Eliminations.  $1.7 million is in the Entertainment and Licensing segment.  See attached table: Supplemental Financial Data, Restructuring Charges.

U.S. and Canada segment net revenues increased 4% to $342.1 million compared to $329.0 million in 2012.  The results reflect growth in the Girls and Games categories.  The U.S. and Canada segment reported 162% growth in operating profit to $37.7 million compared to $14.4 million in 2012.

International segment net revenues were essentially flat at $289.8 million compared to $289.7 million in 2012.  Net revenues in the International segment grew 1% excluding a negative $3.0 million impact of foreign exchange.  Revenues in the International segment reflect growth in Latin America and Asia Pacific as well as the Games, Girls and Preschool categories.  The International segment reported an operating loss of $4.5 million compared to an operating loss of $5.1 million in 2012.

Entertainment and Licensing segment net revenues increased 5% to $30.8 million compared to $29.3 million in 2012.  The segment primarily benefited from the sale of television programming.  The Entertainment and Licensing segment reported an operating profit of $5.3 million compared to $7.7 million in 2012.

First Quarter 2013 Product Category Performance

	Net Revenues ($ Millions)
	Q1 2013	Q1 2012	% Change
Boys	$242.8	$302.8	-20%
Games	$230.9	$182.9	+26%
Girls	$114.8	$93.2	+23%
Preschool	$75.2	$70.0	+8%

For the first quarter 2013, net revenues in the Boys category decreased 20% to $242.8 million.  MARVEL, NERF and G.I. JOE product revenues grew in the quarter, while several brands faced difficult comparisons with the first quarter 2012.

The Games category continued its positive momentum from year end, posting 26% revenue growth in the first quarter 2013 versus last year.  Games that grew in the quarter include MAGIC: THE GATHERING products, Boys Action Gaming with ANGRY BIRDS STAR WARS and TRANSFORMERS games, the re-invention of TWISTER with the TWISTER RAVE line in Girls Gaming and MONOPOLY which was led by a tremendously successful global campaign to "Save Your Token."

The Girls category also continued its year-end growth trend, increasing 23% in the quarter.  FURBY, MY LITTLE PONY and ONE DIRECTION products contributed to the year-over-year gains.

The Preschool category also grew in the first quarter, increasing 8% to $75.2 million.   PLAY-DOH and PLAYSKOOL HEROES brands continued to grow in the quarter.

Dividend and Share Repurchase

On February 6, 2013, Hasbro declared a quarterly cash dividend of $0.40 per common share, an increase of $0.04 per share, or 11%, from the previous quarterly dividend of $0.36 per common share.  The dividend will be payable on May 15, 2013 to shareholders of record at the close of business on May 1, 2013.

During the first quarter 2013, the Company repurchased a total of 519,600 shares of common stock at a total cost of $20.2 million and an average price of $38.81 per share.  At quarter end, $107.1 million remained available in the current share repurchase authorization.

Hasbro will webcast its first quarter 2013 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast, please go to http://investor.hasbro.com.   The replay of the call will be available on Hasbro's web site approximately 2 hours following completion of the call.  Additionally, presentation slides associated with today's conference call are available on Hasbro's website at http://investor.hasbro.com.

About Hasbro

Hasbro, Inc. (NASDAQ: HAS) is a branded play company dedicated to fulfilling the fundamental need for play for children and families through creative expression of the Company's world class brand portfolio, including TRANSFORMERS, MONOPOLY, PLAY-DOH, MY LITTLE PONY, MAGIC: THE GATHERING, NERF, LITTLEST PET SHOP and G.I. JOE.  From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative play and entertainment experiences, in a variety of forms and formats, anytime and anywhere. The Company's Hasbro Studios develops and produces television programming for more than 170 markets around the world, and for the U.S. on The Hub TV Network, part of a multi-platform joint venture between Hasbro and Discovery Communications (NASDAQ: DISCA, DISCB, DISCK). Through the Company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the "World's Most Ethical Companies," is ranked as one of Corporate Responsibility Magazine's "100 Best Corporate Citizens" and was named in the top 10 of the Civic 50 for its efforts to improve the quality of life in the communities where it does business. Learn more at www.hasbro.com.

© 2013 Hasbro, Inc. All Rights Reserved.

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company's potential performance in the future, including with respect to its planned cost savings initiative and profitability, and the Company's ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship new and continuing products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company's development, manufacturing, marketing, royalty and other costs; (ii) global economic conditions, including recessions, credit crises or other economic shocks or downturns affecting the United States, Europe or any of the Company's other markets which can negatively impact the retail and/or credit markets, the financial health of the Company's retail customers and consumers, and consumer and business confidence, and which can result in lower employment levels, less consumer disposable income, and lower consumer spending, including lower spending on purchases of the Company's products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives in an effective manner; (v) other economic and public health conditions in the markets in which the Company and its customers and suppliers operate which impact the Company's ability and cost to manufacture and deliver products, such as higher fuel and other commodity prices, higher labor costs, higher transportation costs, outbreaks of disease which affect public health and the movement of people and goods, and other factors, including government regulations, which can create potential manufacturing and transportation delays or impact costs; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower the Company's net revenues and earnings, and significantly impact the Company's costs; (vii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company's customers or changes by the Company's customers in their purchasing or selling patterns; (viii) greater than expected costs, or unexpected delays or difficulties, associated with The Hub TV Network, the Company's joint venture television network with Discovery Communications, LLC, Hasbro Studios, or the creation of new content to appear on The Hub TV Network and elsewhere; (ix) consumer interest in and acceptance of The Hub TV Network, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (x) the inventory policies of the Company's retail customers, including retailers' potential decisions to lower the inventories they are willing to carry, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled  with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; (xi) delays, increased costs or difficulties associated with any of our planned media initiatives; (xii) work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xiii) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xiv) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; (xv) concentration of manufacturing for many of the Company's products in the People's Republic of China and the associated impact to the Company of public health conditions and other factors affecting social and economic activity in China, affecting the movement of products into and out of China, and impacting the cost of producing products in China and exporting them to other countries; (xvi) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvii) other market conditions, third party actions or approvals and the impact of competition which could reduce demand for the Company's products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; and (xviii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission ("SEC") filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.
This press release includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA.  EBITDA represents net earnings excluding interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

This press release also includes the Company's International segment net revenues excluding the impact of changes in exchange rates.  Management believes that the presentation of International segment net revenues excluding the impact of exchange rate changes provides information that is helpful to an investor's understanding of the underlying business performance absent exchange rate fluctuations which are beyond the Company's control.  Also presented is the Company's 2013 and 2012 costs and expenses and operating profit excluding the impact of restructuring charges, 2013 net earnings and diluted earnings per share excluding restructuring charges and certain net favorable discrete tax benefits, and 2012 net earnings and diluted earnings per share excluding restructuring charges.  Management believes that presenting this data excluding restructuring charges assists investors understanding of the underlying performance of the results of operations.  Further, while the 2013 net favorable discrete tax adjustments were not unusual, due to the relative size of earnings in the first quarter of 2013, these adjustments had a significant favorable impact on the reported results.

# # #
(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)	March 31, 2013	April 1, 2012
ASSETS
Cash and Cash Equivalents	$1,067,039	$883,824
Accounts Receivable, Net	509,276	456,580
Inventories	323,754	396,981
Other Current Assets	350,327	281,517
Total Current Assets	2,250,396	2,018,902
Property, Plant and Equipment, Net	232,902	222,821
Other Assets	1,577,347	1,655,414
Total Assets	$4,060,645	$3,897,137

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$161,968	$171,177
Payables and Accrued Liabilities	579,705	554,700
Total Current Liabilities	741,673	725,877
Long-term Debt	1,394,387	1,400,942
Other Liabilities	462,752	372,925
Total Liabilities	2,598,812	2,499,744
Total Shareholders' Equity	1,461,833	1,397,393
Total Liabilities and Shareholders' Equity	$4,060,645	$3,897,137

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Quarter Ended
(Thousands of Dollars and Shares Except Per Share Data)	March 31, 2013	% Net Revenues	April 1, 2012	% Net Revenues
Net Revenues	$663,694	100.0%	$648,850	100.0%
Costs and Expenses:
Cost of Sales	267,572	40.3%	257,036	39.6%
Royalties	49,392	7.5%	52,434	8.1%
Product Development	47,185	7.1%	44,926	6.9%
Advertising	67,134	10.1%	65,045	10.0%
Amortization of Intangibles	11,416	1.7%	10,655	1.7%
Program Production Cost Amortization	5,723	0.9%	3,138	0.5%
Selling, Distribution and Administration	204,645	30.8%	199,890	30.8%
Operating Profit	10,627	1.6%	15,726	2.4%
Interest Expense	22,979	3.5%	23,112	3.6%
Other (Income) Expense, Net	4,141	0.6%	(2,520)	-0.4%
Loss before Income Taxes	(16,493)	-2.5%	(4,866)	-0.8%
Income Taxes	(9,822)	-1.5%	(2,287)	-0.4%
Net Loss	$(6,671)	-1.0%	$(2,579)	-0.4%

Per Common Share
Net Loss
Basic	$(0.05)		$(0.02)
Diluted	$(0.05)		$(0.02)

Cash Dividends Declared	$0.40		$0.36

Weighted Average Number of Shares
Basic	129,340		129,569
Diluted	129,340		129,569

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Quarter Ended
(Thousands of Dollars)	March 31, 2013	April 1, 2012
Cash Flows from Operating Activities:
Net Loss	$(6,671)	$(2,579)
Non-cash Adjustments	34,135	39,601
Changes in Operating Assets and Liabilities	269,990	247,716
Net Cash Provided by Operating Activities	297,454	284,738

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(24,201)	(23,034)
Other	3,598	6,673
Net Cash Utilized by Investing Activities	(20,603)	(16,361)

Cash Flows from Financing Activities:
Net Repayments of Short-term Borrowings	(62,605)	(10,137)
Purchases of Common Stock	(22,213)	(4,644)
Stock-based Compensation Transactions	25,463	22,929
Dividends Paid	-	(38,593)
Net Cash Utilized by Financing Activities	(59,355)	(30,445)

Effect of Exchange Rate Changes on Cash	(158)	4,204

Cash and Cash Equivalents at Beginning of Year	849,701	641,688
Cash and Cash Equivalents at End of Period	$1,067,039	$883,824

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)
	Quarter Ended
	March 31, 2013	April 1, 2012	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$342,059	$328,985	4%
Operating Profit	37,743	14,411	162%
Operating Margin	11.0%	4.4%

International Segment:
External Net Revenues	289,813	289,729	0%
Operating Loss	(4,505)	(5,084)	11%
Operating Margin	-1.6%	-1.8%

Entertainment and Licensing Segment:
External Net Revenues	30,774	29,336	5%
Operating Profit	5,285	7,738	-32%
Operating Margin	17.2%	26.4%

Net Revenues by Product Class
Boys	$242,796	$302,759	-20%
Games	230,915	182,916	26%
Girls	114,774	93,236	23%
Preschool	75,209	69,939	8%
Total Net Revenues	$663,694	$648,850

International Segment Net Revenues by Major Geographic Region
Europe	$192,589	$208,113	-7%
Latin America	45,713	38,969	17%
Asia Pacific	51,511	42,647	21%
Total	$289,813	$289,729

Reconciliation of EBITDA
Net Loss	$(6,671)	$(2,579)
Interest Expense	22,979	23,112
Income Taxes	(9,822)	(2,287)
Depreciation	19,351	19,308
Amortization of Intangibles	11,416	10,655
EBITDA	$37,253	$48,209

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RESTRUCTURING CHARGES
(Unaudited)
(Thousands of Dollars)

Operating Profit, Excluding Restructuring
Quarter Ended March 31, 2013	Q1 2013, As Reported	Less Restructuring	Q1 2013, Excluding Restructuring	% Net Revenues
Net Revenues	$663,694	$-	$663,694	100.0%
Costs and Expenses:
Cost of Sales	267,572	(8,493)	259,079	39.0%
Royalties	49,392	-	49,392	7.5%
Product Development	47,185	(3,515)	43,670	6.5%
Advertising	67,134	-	67,134	10.1%
Amortization of Intangibles	11,416	-	11,416	1.7%
Program Production Cost Amortization	5,723	-	5,723	0.9%
Selling, Distribution and Administration	204,645	(16,918)	187,727	28.3%
Operating Profit	$10,627	$(28,926)	$39,553	6.0%

Quarter Ended April 1, 2012	Q1 2012, As Reported	Less Restructuring	Q1 2012, Excluding Restructuring	% Net Revenues
Net Revenues	$648,850	$-	$648,850	100.0%
Costs and Expenses:
Cost of Sales	257,036	(2,764)	254,272	39.2%
Royalties	52,434	-	52,434	8.1%
Product Development	44,926	(2,479)	42,447	6.5%
Advertising	65,045	-	65,045	10.0%
Amortization of Intangibles	10,655	-	10,655	1.7%
Program Production Cost Amortization	3,138	-	3,138	0.5%
Selling, Distribution and Administration	199,890	(5,887)	194,003	29.9%
Operating Profit	$15,726	$(11,130)	$26,856	4.1%

Net Earnings and Earnings per Share Excluding Restructuring Charges and 2013 Tax Benefit
	Quarter Ended
	March 31, 2013	Diluted Per Share Amount	April 1, 2012	Diluted Per Share Amount
Net Loss, as Reported	$(6,671)	$(0.05)	$(2,579)	$(0.02)
Restructuring Charges, Net of Tax	18,777	0.14	7,675	0.06
2013 Discrete Tax Benefits, Net (1)	(5,467)	(0.04)	-	-
Net Earnings, as Adjusted	$6,639	$0.05	$5,096	$0.04

(1)The favorable 2013 discrete tax adjustments were not unusual, however, due to the relative size of first quarter 2013 net earnings, had a significant impact on reported diluted earnings per share.

Restructuring Charges – by Segment	Quarter Ended
	March 31, 2013	April 1, 2012
U.S. and Canada Segment	$-	$2,444
International Segment	-	1,628
Entertainment and Licensing Segment	1,729	555
Global Operations Segment	-	4,307
Corporate and Eliminations	27,197	2,196
Total Restructuring Charges	$28,926	$11,130